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                                                                   EXHIBIT 8.1


                       (BASS, BERRY & SIMS PLC LETTERHEAD)


                                 April 1, 2004

Corrections Corporation of America
10 Burton Hills Boulevard
Nashville, TN 37215

       Re:    Offer for All Outstanding 7.5% Senior Notes Due 2011 of
              Corrections Corporation of America in Exchange for 7.5% Senior
              Notes Due 2011 of Corrections Corporation of America -
              Registration Statement on Form S-4

Ladies and Gentlemen:

              We have acted as counsel to Corrections Corporation of America, a Maryland corporation (the "Company"), and the Guarantors (as defined below) in connection with the public offering of up to $200,000,000 aggregate principal amount of 7.5% Senior Notes Due 2011 (the "New Notes") of the Company that are to be guaranteed on an unsecured senior basis (the "Guarantees") by the subsidiaries of the Company listed on Schedule I attached hereto (the subsidiary guarantors set forth on Schedule I attached hereto being collectively referred to herein as the "Guarantors"). The New Notes are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount and denomination of the Company's issued and outstanding 7.5% Senior Notes Due
2011 (the "Old Notes"), as contemplated by the Registration Rights Agreement dated as of August 8, 2003 (the "Registration Rights Agreement"), by and among the Company, the Guarantors and the Initial Purchasers (as defined therein). The
Old Notes were issued, and the New Notes will be issued, under that certain
Indenture dated as of May 7, 2003, as amended and supplemented by that certain
(i) Supplemental Indenture dated as of May 7, 2003 (the "Supplemental
Indenture"), (ii) First Supplement to the Supplemental Indenture dated as of
August 8, 2003, and (iii) Second Supplement to the Supplemental Indenture dated as of August 8, 2003 (collectively, the "Indenture"), each of which is among the Company, the Guarantors and U.S. Bank National Association as Trustee (the
"Trustee").

              In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-4 of the Company relating to the Exchange
Offer, as filed with the Securities and Exchange Commission (the "Commission") on the date hereof (the "Registration Statement"); (ii) an executed copy of the Registration Rights Agreement; (iii) an executed copy of the Indenture; (iv) the Form T-1 of the Trustee filed as an exhibit to the Registration Statement; (v) the form of the New Notes; and (vi) executed copies of the Guarantees. We also have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such


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Corrections Corporation of America
April 1, 2004
Page 2


records, documents, certificates and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth.

            Based on the foregoing, the statements in the Registration Statement set forth under the caption "Federal Income Tax Considerations," constitute our opinion of the material U.S. federal income tax considerations applicable to the offering of the New Notes. In arriving at the opinion expressed above, we have assumed that the New Notes will be duly executed and delivered in substantially the forms set forth in the Indenture and will be issued as described in the Registration Statement.

            You should be aware that the above opinions are based on our interpretations of current law, including court authority and existing final and temporary U.S. Treasury regulations, which law is subject to change both prospectively and retroactively. Our opinions are not binding on the Internal
Revenue Service or a court and there can be no assurance that the Internal
Revenue Service will not take a contrary position or that a court would agree with our opinions if litigated. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances or law after the date hereof. In the event any one of the statements, representations or assumptions we have relied upon to issue this opinion is incorrect, our opinion may be adversely affected.

            This opinion is rendered solely in connection with the Registration
Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to all references to Bass, Berry & Sims
PLC (including discussions of our opinion) included in or made part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities
Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission. This opinion may not be relied upon for any other purpose.

            No opinion has been sought and none has been given concerning the tax treatment of the issuance and sale of the Notes under the laws of any other country or any state or locality.




                                                Very truly yours,



                                                /s/ Bass, Berry & Sims PLC


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                                   SCHEDULE I

                               LIST OF GUARANTORS

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                                                         STATE OR OTHER JURISDICTION OF
                                                       INCORPORATION OR ORGANIZATION AND
                 NAME OF GUARANTOR                           FORM OF ORGANIZATION
                 -----------------                           --------------------

CCA of Tennessee, Inc.                                             Tennessee
Prison Realty Management, Inc.                                     Tennessee
Technical and Business Institute of America, Inc.                  Tennessee
TransCor America, LLC                                              Tennessee
CCA International, Inc.                                             Delaware
CCA Properties of America, LLC                                     Tennessee
CCA Properties of Arizona, LLC                                     Tennessee
CCA Properties of Tennessee, LLC                                   Tennessee
CCA Properties of Texas, L.P.                                       Delaware
Ronald Lee Suttles Tri-County Extradition, Inc.                    California
